Exhibit 99.1

News Release

Contact:	Mike McCoy (404) 588.7230

For Immediate Release

September 23, 2011

SunTrust Banks, Inc. Announces Results of its Consent Solicitation and

Termination of Replacement Capital Covenants

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) announced today the results of its previously announced consent solicitation (the “Consent Solicitation”) for consents (the “Consents”) from holders of record at 5:00 p.m., New York City time, on September 9, 2011, of the Company’s 6% Subordinated Notes due 2026 (the “Notes”) to terminate each of four replacement capital covenants (collectively, the “Replacement Capital Covenants”) executed by the Company in connection with various hybrid securities offerings.

The Consent Solicitation expired at 5:00 p.m., New York City time, on Friday, September 23, 2011 (the “Expiration Time”). As of the Expiration Time, the Company had received the Consent of holders of approximately 68% in principal amount of the Notes. Holders of the Notes who validly delivered and did not validly revoke their Consent prior to the Expiration Time will receive a consent fee of 1.0% of the principal amount of Notes as to which such Consent was validly delivered and not validly revoked. The termination of the Replacement Capital Covenants became effective on September 23, 2011.

Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc. acted as the Solicitation Agents for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) and to SunTrust Robinson Humphrey, Inc. at (404) 926-5051.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2011, SunTrust had total assets of $172.2 billion and total deposits of $124.9 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

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